EXHIBIT 99.1
The following additional disclosure supplements disclosure contained in the proxy statement, mailed on or about November 29, 2006, to Sirna stockholders in connection with the proposed acquisition of Sirna by Merck & Co., Inc. pursuant to a merger agreement entered into among Sirna, Merck and Spinnaker Acquisition Corp., a wholly owned subsidiary of Merck.
LITIGATION RELATING TO THE MERGER
     As previously disclosed in the proxy statement under the heading “The Merger—Litigation Relating to the Merger,” following the announcement of the merger agreement several putative class action lawsuits, including Arnold Wandel, on behalf of himself and all others similarly situated, case number CGC06-457680, Sydney Eisikobic, on behalf of himself and all others similarly situated, case number CGC06-457682, and Sheet Metal Workers Local #218 Pension Fund, on behalf of itself and all others similarly situated, case number CGC06-457734, were filed challenging aspects of the proposed merger. The lawsuits, filed in the Superior Court of California, County of San Francisco, name Sirna and all eight of our directors as defendants, and were consolidated into Master Case Number CGC-06-457680. On December 20, 2006, we and the other defendants reached an agreement-in-principle with the plaintiffs regarding the settlement of these lawsuits. In connection with the settlement, certain modifications are being made to the merger agreement and certain additional disclosures are being made to our stockholders, which are contained in this proxy statement supplement. The parties contemplate that the agreement-in-principle will be documented by the parties, that the written agreement will contain customary provisions and further agree that approval of the settlement must, and will, be sought from the court following notice to the stockholders of Sirna and consummation of the merger. In connection with the approval of the settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay $500,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. There can be no assurance that the parties will ultimately enter into a written settlement agreement or that the court will approve the settlement even if the parties were to enter into such an agreement. If the court does not approve the settlement, the proposed settlement as contemplated by the agreement-in-principle may be terminated.
     The settlement will not affect the amount of merger consideration to be paid in the merger.
     We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required or advisable under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide information to our stockholders at a time and in a manner that would not cause any delay of the merger, we and our directors agreed to the settlement described above. We and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.
AMENDMENTS TO THE MERGER AGREEMENT AND RELATED SUPPLEMENTAL INFORMATION
     In connection with the settlement of the lawsuit, we have agreed with Merck & Co., Inc. and Spinnaker Acquisition Corp. to modify the merger agreement as described below and attached hereto as Annex E.
     Section 7.2(b) of the merger agreement is being amended as follows (new text is bolded and underlined; and deleted text is stricken through):
     (b) Nothing contained in this Agreement shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply does not include a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent that is made in contravention of Section 7.3(b) (provided, however, that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent) and (y) at any time prior to, but not after, the conditions set forth in Section 8.1(a) has been satisfied, and as long as there has not been a material or intentional failure to comply with any of the obligations under this Section 7.2 with respect to the applicable Acquisition Proposal (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, and concurrently discloses the same non-public information to Parent if such non-public information has not been previously disclosed to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying, qualifying or changing the Recommendation so as to recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (I) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is required to comply with the Company directors’ fiduciary duties to stockholders of the Company under applicable Law, (II) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes, or is reasonably likely to lead to, an Acquisition Proposal (which, for all such purposes, shall substitute 50% for 15% in the definition thereof) that, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction (taking into account legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board, the identity of the third party making such Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the anticipated timing and prospects for completion of such Acquisition Proposal) to the Company’s stockholders than the transaction contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and other transactions contemplated by this Agreement) (any such more favorable Acquisition Proposal is referred to in this Agreement as a “Superior Proposal”), and (III) in the case of clause (C) above, (i) Parent shall have been provided by the Company prompt written notice of (x) the Company Board’s intention to take the action referred to in clause (C) and (y) the material terms and conditions of the Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (ii) the Company shall have given Parent ~~four~~ three business days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any and (iii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel, that such withdrawal, modification, qualification or change of the Recommendation is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Law; provided, further that in the event the Company Board does not make the determination referred to in clause (iii) of this paragraph but thereafter determines to withdraw, modify, qualify or change the Recommendation pursuant to this Section 7.2, the procedures referred to in clauses (i), (ii) and (iii) shall apply anew and shall also apply to any subsequent withdrawal, modification, qualification or change.
     Section 9.5(b) of the merger agreement is being amended as follows (new text is bolded and underlined, and deleted text is stricken through):
     (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.3(a) or Parent pursuant to Section 9.4(a) or 9.4(b) or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or 9.2(b) and (x) an Acquisition Proposal (but substituting “50%” for “15%” in the definition of such term) (an “Alternative Transaction”) shall have been made public and not been withdrawn prior to the time of the Stockholders’ Meeting (or at any adjournment thereof), and (y) the Company enters into a definitive agreement with respect to any Alternative Transaction within 12 months from the date of such termination or an Alternative Transaction is consummated within 12 months from the date of such termination, then in the case of either of the foregoing subclauses (i) or (ii) the Company shall pay Parent (A) simultaneously with such termination in the event of a termination by the Company described in clause (b)(i), (B) on the second business day following termination by Parent described under clause (b)(i) and (C) upon such fee becoming payable under clause (b)(ii), by wire transfer of same day funds, a fee equal to ~~$42,100,000~~ $38,000,000 (the “Termination Fee”); provided, however, that, in the event that (1) this Agreement is terminated pursuant to Section 9.2(a) and an Alternative Transaction is subsequently consummated with or a definitive agreement with respect to an Alternative Transaction is subsequently entered into during the twelve-month period following termination with a Person other than the Person making the Alternative Transaction at the time of such termination and (2) the consideration per share of Common Stock to be paid in such Alternative Transaction is less than the Merger Consideration, then the Termination Fee will be discounted in the same proportion as the consideration to be paid in the Alternative Transaction is less than the Merger Consideration. For purposes of this Section 9.2(b)(iii), the “consideration per share of Common Stock” shall be determined as follows: (x) if the consideration consists of cash, such amount of cash, (y) if the consideration consists of marketable securities, the value of such marketable securities at the close of business on the day before the date such Alternative Transaction is consummated or a definitive agreement with respect to such Alternative Transaction is entered into, as the case may be, and (z) if the consideration is in a form other than cash or marketable securities, such value as the parties shall reasonably agree.
     The disclosure in the last three bullet points on page 5 of the proxy statement under the heading “The Merger Agreement — Termination” is revised as follows:
“•	we deliver to Merck a written notice at least ~~four~~ three business days before publicly terminating the merger agreement which states expressly that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and, if available, a copy of the relevant proposed transaction agreements and other material documents;

•	during the ~~four~~ three business day period, we negotiate with Merck in good faith with respect to adjustments to the terms and conditions of the merger agreement that Merck may suggest;

•	during the ~~four~~ three business day period, our board of directors does not conclude in good faith that the acquisition proposal (including any adjustments to it during the four business day period) no longer constitutes a superior proposal;”
     The disclosure in the last bullet point on page 32 of the proxy statement under the heading “No Solicitation” is revised as follows:
“withdrawing, modifying, qualifying or changing the recommendation of our board of directors to our stockholders regarding the approval of the merger and merger agreement; only so long as (x) we have provided Merck with prompt notice of our board of directors’ intention to take such action and the material terms and conditions of the acquisition proposal, (y) we shall give Merck four three business days notice to”
     The disclosure in the third bullet point on page 6 of the proxy statement under the heading “Termination of the Merger Agreement” is revised as follows:
“•	contemporaneously with such termination, we pay a ~~$42,100,000~~ $38,000,000 termination fee.”
     The disclosure on the last paragraph on page 6 of the proxy statement under the heading “Expenses and Termination Fees” is revised as follows:
     “The merger agreement provides that regardless of whether the merger is completed, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses. The merger agreement also requires that we pay Merck a termination fee of ~~$42,100,000~~ $38,000,000 under certain conditions.”
     The disclosure in the sixth bullet point on page 34 of the proxy statement under the heading “Termination” is revised as follows:
“•	contemporaneously therewith, we pay Merck ~~$42,100,000~~ $38,000,000;”
     The disclosure in last paragraph on page 38 of the proxy statement under the heading “Termination Fee” is revised as follows:
     “We must pay Merck a termination fee of ~~$42,100,000~~ $38,000,000 if:”
     The disclosure in the first full paragraph on page 39 of the proxy statement under the heading “Termination Fee” is revised as follows:
     “However, in the event that the merger agreement is terminated because (i) it has not been consummated by June 30, 2007, (ii) an alternative transaction is subsequently consummated or a definitive agreement with respect to an alternative transaction is subsequently entered into during the 12-month period following termination with a person other than the person making the alternative transaction at the time of such termination and (iii) the consideration per share of common stock to be paid in such alternative transaction is less that the merger consideration pursuant to the merger agreement, then the termination fee of ~~$42,100,000~~ $38,000,000 will be discounted in the same proportion as the consideration to the paid in the alternative transaction is less than the merger consideration pursuant to the merger agreement.”
SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT
     In connection with the settlement of the litigation, we have agreed to supplement certain disclosures in our proxy statement. The supplements are set forth below. New text is bolded and underlined, and deleted text is stricken through.
     As disclosed in the proxy, the ten stockholders who signed the voting agreements held approximately 36 percent of the outstanding common stock as of October 30, 2006. Those ten individuals and entities (Howard Robin, James Niedel, Sprout

Capital IX, L.P., Sprout Entrepreneurs Fund, L.P., Sprout IX Plan Investors, L.P., Oxford Bioscience Partners IV L.P., mRNA Fund II L.P., Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P.) did not change their positions in shares, warrants or options between that date and November 8, 2006, the date of record. Thus, approximately 36 percent of the outstanding stock is involved with the voting agreements and approximately 14 percent is required for shareholder approval. Assuming hypothetically the exercise of all warrants and options held by the ten individuals and entities, those numbers are 42 percent and 8 percent, respectively, but we do not anticipate that the holders of the warrants will exercise the warrants prior to the stockholder’s meeting.
     The disclosure in the third paragraph from the bottom of page 14 of the proxy statement under the heading “The Merger — Background to the Merger” is revised as follows:
     “On September 28, 2006, Goldman Sachs contacted two other parties with whom we had been negotiating a collaboration or partnership alliance to notify them of the proposal that we received regarding an acquisition. We engaged in discussions with several parties, one of which made a written offer regarding its interest in acquiring us and provided a price range of $10.00-$12.00, which was in excess of the range of the September 27 Merck offer. However, none of these discussions, including discussions with the party that made the written offer, resulted in a proposed transaction that our board of directors preferred to the transaction that we negotiated with Merck. On September 29, 2006, our board of directors met to receive an update from Goldman Sachs regarding our discussions with interested parties. Representatives of O’Melveny & Myers also attended the meeting.”
     The disclosure in the last paragraph of page 14 of the proxy statement under the heading “The Merger — Background to the Merger” is revised as follows:
     “On October 5, 2006, we delivered a draft merger agreement to two interested parties, including Merck. On October 9, 2006, we amended our existing confidentiality agreement with Merck to encompass our acquisition discussions. We proceeded with the due diligence process and made available documentary due diligence materials regarding us.”
     The fourth bullet point from the bottom on page 16 of the proxy statement under the heading “Reasons for the Merger” is revised as follows:
“•	the fact that the $13.00 per share to be paid as the consideration in the merger represents a premium of 100% over the $6.50 closing sale price for the shares of our common stock on The NASDAQ Global Market on October 27, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, an 86.5% premium to the closing price of our common stock of $6.97 on October 20, 2006, one week prior to the last trading day prior to the date of the merger agreement, and a 133.4% premium to the closing price of our common stock of $5.57 on September 29, 2006, four weeks prior to the last trading day prior to the date of the merger agreement, and that the $13.00 share bid from Merck was higher than the highest range of any third-party offer and that no other interested party submitted a proposal after Merck’s final proposal was received;”
     The disclosure in the last paragraph on page 18 of the proxy statement under the heading “The Merger — Opinion of Sirna’s Financial Advisor — Selected Company Analysis” is revised as follows:
     “Goldman Sachs reviewed the reported price and trading activity of our common stock and the nine companies listed below for the one-year period ended October 27, 2006 and calculated the reported price for each company’s common stock as of October 27, 2006 as a percentage of the high trading price for each company’s common stock for the 52-week period ended October 27, 2006. In addition, Goldman Sachs calculated and reviewed the market capitalization less the cash and cash equivalents for us and each of these nine companies based on the most recent publicly available financial statements for each, which value is referred to in this discussion as the technology value. Although these selected companies are not directly comparable to us, ~~the companies included were chosen because~~ the companies were chosen by Goldman Sachs because, in its professional judgment, they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of ours.”
     The disclosure in the second to last paragraph on page 19 of the proxy statement under the heading “The Merger — Opinion of Sirna’s Financial Advisor — Illustrative Present Value of Future Stock Price Analysis” is revised as follows:

     “Goldman Sachs performed an illustrative analysis of the present value of the future price of our common stock, which is designed to provide an indication of the present value of a company’s potential future stock price as a function of our company’s estimated future earnings and its assumed price to future earnings per share, or EPS, multiple. For this analysis, Goldman Sachs used the financial forecasts for us prepared by our management assuming that we entered into additional partnerships with third parties. Goldman Sachs first calculated implied per share prices for our common stock for the end of fiscal year 2017 by applying price to forward EPS multiples ranging from 18.0x to 26.0x, based on the range of a selected group of currently profitable biotechnology companies, to estimates prepared by our management of our EPS for fiscal year 2018. The companies included in the comparison group were selected by Goldman Sachs based on its professional judgment and the nature of their businesses. The selected companies included:
•	Actelion

•	Amgen

•	Biogen Idec

•	Celgene

•	Cephalon

•	Genentech

•	Genzyme

•	Gilead

•	ImClone

•	The Medicines Co.

•	Medimmune

•	MGI Pharma

•	QLT

•	Serono
Goldman Sachs then calculated the present values of the implied per share future stock prices for our common stock in fiscal year 2017 discounted to October 27, 2006, using discount rates ranging from 13.00% to 17.00% based on estimates relating to our weighted average cost of capital. This analysis resulted in a range of implied present values of $4.67 to $9.50 per share of our common stock.”
     The disclosure in the second full paragraph on page 20 of the proxy statement under the heading “The Merger — Opinion of Sirna’s Financial Advisor — Illustrative Discounted Cash Flow Analysis” is revised as follows:
     “Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of our common stock. All cash flows were discounted to December 31, 2006, and terminal values were based upon price to forward EPS multiples ranging from 18.0x to 26.0x to estimates prepared by our management of our EPS for fiscal 2018, ~~assuming that we entered into additional partnerships with third parties~~. These estimates assumed we would enter into at least two new strategic partnerships pursuant to which the partners would provide upfront cash payments, participate in cost sharing, pay a royalty to us and, for one of the partnerships, make an equity investment in us. Goldman Sachs selected this range of multiples based on its professional judgment and its knowledge of us and the selected companies. For this analysis, Goldman Sachs used discount rates ranging from 13.0% to 17.0%, reflecting estimates of the weighted average cost of capital for us, and financial forecasts for us prepared by our management. Goldman Sachs determined the discount rates based upon its professional judgment of the estimated cost of capital of Sirna, which included consideration of rates of return for publicly-traded common stocks and risks inherent in the industry. This analysis resulted in a range of implied present values of $5.36 to $10.02 per share of our common stock. Goldman Sachs then performed this same analysis using estimates prepared by our management assuming that we operated on a theoretical standalone basis with only our existing partnerships in lieu of entering into additional partnerships with third parties. This analysis resulted in a range of implied present values of $5.65 to $13.53 per share of our common stock.”

     The disclosure in the first full paragraph on page 21 of the proxy statement under the heading “The Merger — Opinion of Sirna’s Financial Advisor — Selected Transactions Analysis” is revised as follows:
     “Goldman Sachs reviewed available information for the following announced merger or acquisition transactions involving companies in the pharmaceutical industry. While none of the companies participating in the selected transactions are directly comparable to us, the companies participating in the selected transactions are companies with operations that, for purposes of this analysis, may be considered similar to certain operations of ours. Goldman Sachs calculated and compared the premium implied by the per share consideration paid for the equity of the target company in the applicable transaction over the trading price for the common stock of the target company on both the trading day prior to and the 20th trading day prior to the announcement of the applicable transaction. The transactions reviewed, listed by acquirer/target, and month and year announced, and the size and nature of the equity consideration paid (in $millions), were:
•	Genzyme Corporation/AnorMED Inc. (October 2006) $579 in cash

•	Eli Lilly and Company/ICOS Corporation (October 2006) $2,140 in cash

•	Gilead Sciences, Inc./Myogen, Inc. (October 2006) $2,473 in cash

•	Novartis AG/NeuTec Pharma plc (June 2006) $566 in cash

•	AstraZeneca PLC/Cambridge Antibody Technology Group plc (May 2006) $1,364 in cash

•	Amgen Inc./Abgenix, Inc. (December 2005) $2,660 in cash

•	OSI Pharmaceuticals, Inc./Eyetech Pharmaceuticals, Inc. (August 2005) $950 in cash and stock

•	Pfizer Inc./Vicuron Pharmaceuticals Inc. (June 2005) $1,916 in cash

•	Genzyme Corporation/Bone Care International, Inc. (May 2005) $720 in cash

•	GlaxoSmithKline plc/Corixa Corporation (April 2005) $278 in cash

•	Amgen Inc./Tularik Inc. (March 2004) $1,450 in stock

•	Pfizer Inc./Esperion Therapeutics, Inc. (December 2003) $1,281 in cash

•	Merck & Co., Inc./Rosetta Inpharmatics, Inc. (May 2001) $616 in stock”
     The disclosure in the last paragraph on page 21 of the proxy statement under the heading “The Merger — Opinion of Sirna’s Financial Advisor — Selected Company Analysis” is revised as follows:
     “Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 18, 2006, we engaged Goldman Sachs to act as our financial advisor in connection with the exploration of the possible sale of all or a portion of us. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of approximately $13.47 million, ~~the principal portion of which is payable upon consummation of the merger~~ $3.37 million payable upon announcement of the merger and $10.1 million payable on consummation of the merger. We have also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.”
     The following paragraph is added to the top of page 24 of the proxy statement as the last paragraph under the heading “Change of Control Payments.”

     “Additional information regarding the ownership of securities, stock options and warrants is contained in the table on page 43 of this proxy statement (including footnotes) under the heading ‘SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.’ ”
     The disclosure in the first full paragraph on page 24 of the proxy statement under the heading “Stock Options” is revised as follows:
     “Each stock option to purchase our common stock that is outstanding immediately prior to the effective time of the merger (including those held by our directors and executive officers) will become fully vested at that time. Each such option will automatically be converted into cash in the amount, if any, by which $13.00 exceeds the exercise price of the option. Any options with an exercise price that is equal to or exceeds $13.00 will receive no cash payment. As of November 8, 2006, our directors and officers, in the aggregate, held options to purchase 1,516,848 unvested shares of common stock. Based upon the $13.00 being offered in the merger, these options, in the aggregate, have a value of $14,479,758 in excess of their exercise prices. Additional information regarding the ownership of securities, stock options and warrants is contained in the table on page 43 of this proxy statement (including footnotes) under the heading ‘SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.’ ”
     The disclosure on page 27 of the proxy statement under the heading “Warrants” is revised as follows:
     “We have agreed to use our commercially reasonable efforts to cause all holders of our warrants to fully exercise their warrants prior to the merger. Each warrant to purchase our common stock that is outstanding immediately prior to the effective time of the merger will be entitled to receive a cash payment in accordance with its terms. Additional information regarding the ownership of securities, stock options and warrants is contained in the table on page 43 of this proxy statement (including footnotes) under the heading ‘SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.’ ”